Exhibit 99.1

NEWS

RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Anna E. Torma

(512) 433-5312

FORESTAR GROUP INC. REPORTS

FIRST QUARTER 2012 RESULTS

Accelerating Value Realization By Increasing Oil Production and Growing Net Asset Value By Capitalizing on Strategic Growth Opportunities

“During first quarter, oil and natural gas revenues continued to gain momentum, driven primarily by increased oil production in the Upper Wilcox formation located in Beauregard Parish, Louisiana.  Residential lot sales activity continued to reflect year-over-year improvement due to low finished lot inventories and relatively stable demand in the major markets of Texas.  We also closed the previously announced sale of our interest in the Palisades West commercial venture in Austin, Texas for $32 million.  In addition, we completed the previously announced acquisition of the entire interest in 17 projects from the CL Realty and TEMCO ventures with Cousins Properties.  These results are consistent with our Triple in FOR strategic initiatives to accelerate value realization and grow net asset value through strategic and disciplined investments,” said Jim DeCosmo, president and chief executive officer of Forestar Group.

First Quarter Significant Highlights

Minerals — Oil & Gas

•             Oil production up over 115% compared with first quarter 2011 and up almost 40% from fourth quarter 2011

•             Four new oil and gas wells completed; 534 active wells producing oil and natural gas operated by exploration and production lessees at quarter-end

Real Estate

•             Sold 285 finished residential lots, a 33% increase compared with first quarter 2011 — Almost 1,200 lots under option contracts

•             Sold seven acres of impervious cover development rights in Texas for over $1 million, resulting in over $900,000 in segment earnings; leaving about 90 acres available for sale

Strategic Initiatives

•             Closed the previously announced sale of our 25% interest in Palisades West for $32.0 million, generating a gain on sale of $11.7 million.

•             Completed the previously announced acquisition of the entire interest in 17 real estate assets from the CL Realty and TEMCO ventures, two ongoing ventures with Cousins Properties, for a net investment of approximately $23.5 million.

AUSTIN, TEXAS, May 10, 2012—Forestar Group Inc. (NYSE: FOR) today reported first quarter 2012 net income of approximately $2.8 million, or $0.08 per diluted share, compared with a first quarter 2011 net loss of ($2.5) million, or ($0.07) per share outstanding.

Forestar manages its operations through three business segments: Mineral Resources, Real Estate and Fiber Resources.

MINERAL RESOURCES

•                  Oil production up over 115% compared with first quarter 2011 and up almost 40% compared with fourth quarter 2011

•                  Four new wells completed by exploration and production lessees, 534 producing wells at quarter-end, up 38 compared with first quarter 2011

•                  Leased over 800 net mineral acres in Texas and received $1.1 million in delay rental payments

•                  Invested $1.8 million in non-operating working interest in a new well in Louisiana

Segment Financial Results:

($ in millions)	1Q 2012	1Q 2011	4Q 2011

Segment Revenues	$9.4	$7.3	$6.8

Segment Earnings	$5.9	$5.6	$3.7

Mineral resources segment earnings increased in first quarter 2012 compared with first quarter 2011 principally due to increased oil production and higher oil prices, which were partially offset by decreased lease bonus revenues and incremental personnel costs.  Mineral resources segment earnings increased in first quarter 2012 compared with fourth quarter 2011 primarily due to increased oil production.

REAL ESTATE

•                  Sold 285 finished residential lots, a 33% increase compared with first quarter 2011

•                  Almost 1,200 lots under option contracts

•                  Sold 455 acres of undeveloped land for nearly $2,400 per acre

•                  Sold seven acres of impervious cover development rights in Texas for over $1 million, resulting in over $900,000 in segment earnings; leaving about 90 acres available for sale

Segment Financial Results:

($ in millions)	1Q 2012	1Q 2011	4Q 2011

Segment Revenues	$17.9	$21.1	$46.4

Segment Earnings (Loss)	$11.5	$2.6	$(25.0)

First quarter 2012 real estate segment earnings were higher compared with first quarter 2011 principally due to an $11.7 million gain associated with the sale of our 25% interest in Palisades West and higher residential lot sales.  Fourth quarter 2011 real estate segment earnings include non-cash asset impairment charges of $44.5 million principally related to entering into agreements to acquire certain assets from the CL Realty and TEMCO ventures, which closed in first quarter 2012.

FIBER RESOURCES

•                  Sold 28,800 tons of fiber

•                  Recreational leasing activity remains strong, almost 99% of available land leased

Segment Financial Results:

($ in millions)	1Q 2012	1Q 2011	4Q 2011

Segment Revenues	$0.7	$1.4	$0.9

Segment Earnings	$0.4	$0.6	$0.1

First quarter 2012 fiber resources segment earnings declined compared with first quarter 2011 principally due to reduced harvest volumes associated with the sale of over 74,000 acres of timberland since first quarter 2011. Recreational leasing activity remained strong during first quarter, with almost 99% of available land leased for recreation.

OUTLOOK

“We continue to generate momentum through our oil and gas initiatives to increase exploration, production and reserves.  Higher oil prices have increased exploration and production in Louisiana.  In addition, our working interests in three oil wells in Beauregard Parish, Louisiana continue to provide incremental value realization.  Going forward, we expect to participate in additional non-operating working interest investments, which provide Forestar with an additional low-cost, low-risk opportunity to realize the greatest value from every acre by securing a greater interest in oil and gas production.

“Natural gas prices remained under pressure during first quarter, principally due to mild temperatures and record inventory levels, resulting in lower demand for mineral leases in East Texas.  Longer-term, we are more positive on the outlook for natural gas given the abundance of domestic supplies which reduces the potential impact from geopolitical risk.  In addition, natural gas value is currently 80% less than crude oil on an energy equivalent basis.

“We continue to see improving housing fundamentals in Texas, due to a continued reduction in finished residential lot inventories and relatively stable market demand. In addition, we remain confident that underlying fundamental demand for single and multifamily housing will improve as markets generate positive job growth.  In April 2012, we delivered the first units at our Promesa multifamily community in Austin, Texas, an important milestone in the execution of our multifamily initiatives.

“We are focused on recognizing and responsibly generating the greatest value from every acre and achieving our Triple in FOR strategic initiatives, reflecting our commitment to accelerate value realization, further strengthen our balance sheet, and increase financial flexibility.  Since year-end 2011, we completed the sale of our interest in Palisades West for $32 million, generating a gain of $11.7 million.  In April, Forestar/RPG Land Company LLC, a consolidated venture, sold approximately 800 acres near Dallas, Texas (Light Farms real estate project) for $56 million in total consideration, resulting in a gain of approximately $3.4 million.  As a result of these two transactions, Forestar received $57 million in cash proceeds and reduced consolidated debt by $31 million, which positions us to take advantage of strategic growth and investment opportunities,” concluded Mr. DeCosmo.

The Company will host a conference call on May 10, 2012 at 2:00 pm ET to discuss results of first quarter 2012.  The meeting may be accessed through webcast or by conference call.  The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com.  To access the conference call, listeners calling from North America should dial 1-866-510-0711 at least 15 minutes prior to the start of the meeting.  Those wishing to access the call from outside North America should dial 1-617-597-5379.  The password is Forestar.  Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America.  The password for the replay is 14249248.

About Forestar Group

Forestar Group Inc. operates in three business segments: mineral resources, real estate and fiber resources. At the end of the first quarter 2012, the real estate segment owns directly or through ventures over 146,000 acres of real estate located in nine states and twelve markets in the U.S.  The real estate segment has 16 real estate projects representing approximately 27,600 acres currently in the entitlement process, and 73 entitled, developed and under development projects in seven states and eleven markets encompassing over 16,000 acres, comprised of almost 27,000 residential lots and over 2,400 commercial acres. The mineral resources segment manages approximately 594,000 net acres of oil and gas mineral interests located principally in Texas, Louisiana, Alabama, and Georgia. Also included in the mineral resources segment is a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 17,800 acres of groundwater leases in central Texas. The fiber resources segment includes the sale of wood fiber and management of our recreational leases.  Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward-looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.

(UNAUDITED)

Business Segments

	First Quarter
	2012	2011
	(In thousands, except per share)
Revenues
Real estate	$17,922	$21,139
Mineral resources	9,426	7,333
Fiber resources	744	1,368
Total revenues	$28,092	$29,840

Segment earnings
Real estate	$11,577	$2,575
Mineral resources	5,875	5,598
Fiber resources	390	640
Total segment earnings	17,842	8,813
Items not allocated to segments:
General and administrative expense	(4,362)	(3,916)
Share-based compensation expense	(5,231)	(4,100)
Interest expense	(3,891)	(4,009)
Other non-operating income	64	27
Income (loss) before taxes	4,422	(3,185)
Income tax (expense) benefit	(1,620)	712
Net income (loss) attributable to Forestar Group Inc.	$2,802	$(2,473)

Net income (loss) per common share:
Basic	$0.08	$(0.07)
Diluted	$0.08	$(0.07)

Weighted average common shares outstanding:
Basic	34.9	35.4
Diluted	35.2	35.4

	First Quarter
Supplemental Financial Information:	2012	2011
	(In thousands)

Cash & Cash Equivalents	$6,801	$5,608

Borrowings under credit facility	$136,000	$136,000
Other debt (a)	91,865	94,600
Total debt	$227,865	$230,600

(a)         Consists principally of consolidated venture non-recourse debt.

FORESTAR GROUP INC.

MINERAL RESOURCES SEGMENT

PERFORMANCE METRICS

	First Quarter
MINERAL RESOURCES	2012	2011
Leasing Activity
Acres Leased	800	4,900
Average Bonus / Acre	$360	$340
Delay Rental Payments	$1,115,000	$156,000

Royalties(1)
Oil Production (Barrels)	69,200	32,000
Average Oil Price ($ / Barrel)	$97.57	$82.49
Natural Gas Production (MMcf)	452.2	466.8
Average Natural Gas Price ($ / Mcf)	$3.23	$3.72
MMcfe Production(2)	867.4	658.6
Average Price ($ / MMcfe)	$9.47	$6.64

Well Activity(3)
Net Acres Held By Production	32,000	30,000
Wells Drilled	4	2
Productive Wells	534	496

(1) Includes our share of activity from a venture in which we own a 50% interest.  Our share of venture natural gas production activity is 90 MMcf in first quarter 2012 and 159 MMcf in first quarter 2011.

(2) MMcfe - Million Cubic Feet Equivalent (converting oil to natural gas at 6 Mcfe / Bbl)

(3) Wells are operated by third-party lessees / operators

FIRST QUARTER 2012

MINERAL RESOURCES PIPELINE(1)

Forestar’s mineral resources segment includes approximately 594,000 net mineral acres principally located in Texas, Louisiana, Alabama and Georgia.

State	Available for Lease	Leased	Held by Production	Total (2)
Texas	195,000	30,000	27,000	252,000
Louisiana	120,000	19,000	5,000	144,000
Georgia	156,000	—	—	156,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000
Total	513,000	49,000	32,000	594,000

(1) Includes ventures

(2) Excludes 477 net mineral acres located in Colorado

FORESTAR GROUP INC.

REAL ESTATE SEGMENT

PERFORMANCE METRICS

	First Quarter
REAL ESTATE	2012	2011
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	285	214
Revenue per Lot Sold	$53,000	$48,200
Commercial Acres Sold	—	20.0
Revenue per Commercial Acre Sold	—	$152,500
Undeveloped Acres Sold	455	2,630
Revenue per Acre Sold	$2,400	$2,300
Owned & Consolidated Ventures:
Residential Lots Sold	137	145
Revenue per Lot Sold	$62,000	$54,300
Commercial Acres Sold	—	—
Revenue per Commercial Acre Sold	—	—
Undeveloped Acres Sold	320	2,630
Revenue per Acre Sold	$2,300	$2,300
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	148	69
Revenue per Lot Sold	$44,600	$35,500
Commercial Acres Sold	—	20.0
Revenue per Commercial Acre Sold	—	$152,500
Undeveloped Acres Sold	135	—
Revenue per Acre Sold	$2,600	—

FIRST QUARTER 2012

REAL ESTATE PIPELINE

Real Estate	Undeveloped	In Entitlement Process	Entitled	Developed & Under Development	Total Acres*

Undeveloped Land
Owned	95,360				102,261
Ventures	6,901

Residential
Owned		24,867	9,669	734	38,811
Ventures			3,240	301

Commercial
Owned		2,723	1,246	614	5,179
Ventures			399	197

Total Acres	102,261	27,590	14,554	1,846	146,251

Estimated Residential Lots			24,108	2,815	26,923

* In addition, Forestar owns a 58% interest in a venture which controls approximately 16,000 acres of undeveloped land in Georgia with minimal investment. Excludes acres associated with fully developed commercial and income producing properties.

FORESTAR GROUP INC.

FIBER RESOURCES SEGMENT

PERFORMANCE METRICS

	First Quarter
FIBER RESOURCES	2012	2011
Fiber Sales *
Pulpwood Tons Sold	24,400	65,600
Average Pulpwood Price / Ton	$10.18	$9.18
Sawtimber Tons Sold	4,400	15,500
Average Sawtimber Price / Ton	$19.48	$16.98

Total Tons Sold	28,800	81,100
Average Price / Ton	$11.59	$10.67

Recreational Activity
Average Acres Leased	131,000	200,000
Average Lease Rate / Acre	$8.80	$8.91

*The majority of our fiber sales were to International Paper at market prices.

FORESTAR GROUP INC.

PROJECTS IN ENTITLEMENT

A summary of projects in the entitlement process (a) at first quarter-end 2012 follows:

		Project
Project	County	Acres (b)

California
Hidden Creek Estates	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	30

Georgia
Ball Ground	Cherokee	500
Crossing	Coweta	230
Fincher Road	Cherokee	3,890
Fox Hall	Coweta	960
Garland Mountain	Cherokee/Bartow	350
Home Place	Coweta	1,510
Martin’s Bridge	Banks	970
Mill Creek	Coweta	770
Serenity	Carroll	440
Waleska	Cherokee	100
Wolf Creek	Carroll/Douglas	12,230
Yellow Creek	Cherokee	1,060

Texas
Lake Houston	Harris/Liberty	3,700
San Jacinto	Montgomery	150

Total		27,590

(a)         A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed.  Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)         Project acres, which are the total for the project regardless of our ownership interest, are approximate.  The actual number of acres entitled may vary.

FORESTAR GROUP INC.

REAL ESTATE PROJECTS

A summary of our entitled,(a) developed & under development projects at first quarter-end 2012 follows:

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned(b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (f)
Projects we own
California
San Joaquin River	Contra Costa/ Sacramento	100%	—	—	—	288
Colorado
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	115	497	2	7
Pinery West	Douglas	100%	—	—	—	111
Stonebraker	Weld	100%	—	603	—	—
Texas
Arrowhead Ranch	Hays	100%	—	259	—	6
Bar C Ranch	Tarrant	100%	291	908	—	—
Barrington Kingwood	Harris	100%	12	168	—	—
Cibolo Canyons	Bexar	100%	705	770	68	82
Harbor Lakes	Hood	100%	203	246	2	19
Hunter’s Crossing	Bastrop	100%	382	108	38	71
La Conterra	Williamson	100%	88	412	—	58
Maxwell Creek	Collin	100%	747	252	10	—
Oak Creek Estates	Comal	100%	113	534	13	—
Summer Creek Ranch	Tarrant	100%	807	467	—	79
Summer Lakes	Fort Bend	100%	418	712	56	—
The Colony	Bastrop	100%	428	721	22	31
The Preserve at Pecan Creek	Denton	100%	349	445	—	7
Village Park	Collin	100%	461	299	3	2
Waterford Park	Fort Bend	100%	—	210	10	80
Westside at Buttercup Creek	Williamson	100%	1,372	124	66	—
Other projects (11)	Various	100%	2,490	173	207	23
Georgia
Seven Hills	Paulding	100%	645	442	26	113
Villages of Burt Creek	Dawson	100%	—	1,715	—	57
Towne West	Bartow	100%	—	2,674	—	121
Other projects (17)	Various	100%	1,712	2,987	3	705
Florida
Other projects (3)	Various	100%	599	246	—	—
Missouri and Utah
Other projects (2)	Various	100%	470	84	—	—
			12,407	16,220	526	1,860
Projects in entities we consolidate
Texas
City Park	Harris	75%	1,185	126	50	115
Lantana	Denton	55% (e)	821	1,471	—	—
Light Farms	Collin	65% (g)	—	2,501	—	—
Stoney Creek	Dallas	90%	111	643	—	—
Timber Creek	Collin	88%	—	614	—	—
Other projects (3)	Various	Various	6	203	16	148
Georgia
The Georgian	Paulding	75%	289	1,052	—	—
			2,412	6,610	66	263
Total owned and consolidated			14,819	22,830	592	2,123
Projects in ventures that we account for using the equity method
Texas
Entrada	Travis	50%	—	821	—	—
Fannin Farms West	Tarrant	50%	323	58	—	12
Harper’s Preserve	Montgomery	50%	96	1,629	—	72
Lantana	Denton	Various (e)	1,449	83	16	42
Long Meadow Farms	Fort Bend	37%	913	882	107	192
Southern Trails	Brazoria	80%	521	515	—	—
Stonewall Estates	Bexar	50%	286	105	—	—
Other projects (1)	Nueces	50%	—	—	—	15
Total in ventures			3,588	4,093	123	333
Combined Total			18,407	26,923	715	2,456

(a)         A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)         Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them.  Accordingly, portions of these projects may appear as owned, consolidated and/or accounted for using the equity method.

(c)          Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)         Commercial acres are for the total project, regardless of our ownership interest and are net developable acres, which may be fewer than the gross acres available in the project.

(e)          The Lantana project consists of a series of 24 partnerships in which our voting interests range from 25% to 55%.  We account for three of these partnerships using the equity method and we consolidate the remaining partnerships.

(f)           Excludes acres associated with commercial and income producing properties.

(g)          In second quarter 2012, the consolidated venture sold 800 real estate acres, representing approximately 2,500 planned residential lots.

A summary of our significant commercial and income producing properties at first quarter-end 2012 follows:

			Interest
Project	County	Market	Owned (a)	Type	Acres	Description
Broadstone Memorial	Harris	Houston	100%	Multifamily	9	401 unit luxury apartment
Radisson Hotel	Travis	Austin	100%	Hotel	2	413 guest rooms and suites
Las Brisas	Williamson	Austin	59%	Multifamily	30	414 unit luxury apartment
Promesa (b)	Travis	Austin	100%	Multifamily	16	289 unit luxury apartment (construction in progress)

(a) Interest owned reflects our total equity interest in the project, whether owned directly or indirectly.

(b) Formerly marketed as Ridge at Ribelin Ranch.